EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

Entegris, Inc.

Corporate Headquarters

3500 Lyman Boulevard

Chaska Minnesota 55318 USA

Tel. 952-556-3131

Bill Paterson

Public Relations Manager

Tel. 952-556-4155

bill_paterson@entegris.com

Heide Erickson

Director Investor Relations

Tel. 952-556-8051

heide_erickson@entegris.com

Tuesday, January 18, 2005

FOR IMMEDIATE RELEASE

Entegris Names Michael Wright Company President

CEO Dauwalter To Make Announcement By Jan. 18th Annual Meeting

Part of Company’s Renewed Future Focus On Best Serving Customers,

Achieving Strategic Goals & Strengthening Leadership Skills For The Future

CHASKA, Minn., January 18, 2005 – Entegris, Inc., (Nasdaq: ENTG) will announce by its upcoming annual meeting on January 18 that Michael W. Wright is being named president in addition to his current title of chief operating officer. Chief Executive Officer Jim Dauwalter who has held the company president position until naming Wright will make the announcement. Entegris is the materials integrity management company with global operations serving high tech companies across industry lines from semiconductor and fuel cell, to life sciences and data storage.

“This is the right move at the right time for Entegris, for Michael, for our employees and for the customers we serve worldwide,” said Dauwalter. “While many companies and individuals resist change, I believe Entegris is proactive in preparing for and experiencing change. That’s what leading companies do and Michael has played a key role in helping drive our success.”

Wright joined Entegris in 1998 as senior vice president of marketing, and subsequently served as executive vice president of business development and corporate marketing, then president of the microelectronics group. He was named chief operating officer in 2002. During that time the company grew its business into multiple markets, with Entegris reaching its highest annual sales ever in 2004 at $350 million, its 38th consecutive year of annual profitability. CEO Dauwalter said Wright will retain his current responsibilities while also helping Board Chair Stan Geyer and himself in further developing the company’s internal leadership for the future.

CONTINUED ON NEXT PAGE

The materials integrity management company

Entegris CEO Dauwalter Names New Company President	page 2 of 2

January 18, 2005

“Entegris is pointed to the future, a future that goes much farther and means much more than whatever success we achieved last year, last month or even today,” said Wright. “We’ll continue to build on our advanced research and technology, innovation by talented people and logistical support expertise globally. We will center on helping to identify and solve customers’ problems and create solutions that help them achieve their business goals.”

Wright serves on the boards of directors for August Technologies, Starview Technologies and the Minnesota High Tech Association and has authored numerous articles for industry trade publications. He is currently finishing his first book, “THE NEW BUSINESS NORMAL – The Peril & Promise of New Global Realities,” that is due out later this spring.

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials enabling the world’s leading technologies. As a leading materials integrity management company, Entegris provides products and services used in key technology industries including semiconductor, data storage, chemical processing, biopharmaceutical, medical device and fuel cell. Entegris is ISO 9001 certified and has manufacturing or service facilities in the United States, Germany, France, Japan, Malaysia and Singapore. Its advanced research laboratories are located in Minnesota and Colorado, USA. Directly and through distributors, Entegris provides customer support on six continents. Additional information can be found at: www.entegris.com

## END ###

ENTEGRIS CONTACT:

Bill Paterson

Public Relations Manager

952-556-4155

bill_paterson@entegris.com

The materials integrity management company